Exhibit 4.4

Maxar Technologies Inc. Employee Stock Purchase Plan

1

MAXAR TECHNOLOGIES INC.

EMPLOYEE STOCK PURCHASE PLAN

(EFFECTIVE AS OF March 27, 2019)

Maxar Technologies Inc., a corporation organized under the laws of Delaware (the “Company”), hereby adopts the Maxar Technologies Inc. Employee Stock Purchase Plan, as may be amended from time to time (the “Plan”), effective as of March 27, 2019.

1.    Purpose. The purposes of the Plan are as follows:

(a)    To assist employees of the Designated Entities (as defined below) in acquiring stock ownership interest in the Company.

(b)    To help employees provide for their future security and to encourage them to remain in the employment of the Designated Entities.

This Plan includes two components: the Section 423 Component (as defined below) and the Non-Section 423 Component (as defined below). It is the intention of the Company to have the Section 423 Component qualify as an “employee stock purchase plan” under Section 423(b) of the United States Internal Revenue Code of 1986, as amended (the “Code”). The provisions of the Section 423 Component, accordingly, shall be construed so as to extend and limit participation on a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of Options under the Non-Section 423 Component, which need not qualify as options granted pursuant to an “employee stock purchase plan” under Section 423 of the Code; such Options granted under the Non-Section 423 Component shall be granted pursuant to separate Offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the Administrator and designed to achieve tax, securities laws or other objectives for Eligible Employees and the Designated Entities in locations outside of the U.S. Except as otherwise provided herein, the Non-Section 423 Component will operate and be administered in the same manner as the Section 423 Component. Offerings intended to be made under the Non-Section 423 Component will be designated as such by the Administrator at or prior to the time of such Offering.

For purposes of this Plan, the Administrator may designate separate Offerings under the Plan, the terms of which need not be identical, in which Eligible Employees will participate, even if the dates of the applicable Offering Period(s) in each such Offering is identical, provided that the terms of participation are the same within each separate Offering under the Section 423 Component as determined under Section 423 of the Code.

2.    Definitions.

(a)    “Administrator” shall mean the administrator of the Plan, as determined pursuant to Section 13 hereof.

(b)    “Board” shall mean the Board of Directors of the Company.

(c)    “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

(d)    “Committee” shall mean the committee appointed to administer the Plan pursuant to Section 13 hereof.

(e)    “Common Stock” shall mean the common stock of the Company.

(f)    “Company” shall mean Maxar Technologies Inc., a company organized under the laws of Delaware, and any successor by merger, consolidation or otherwise.

(g)    “Compensation” shall mean, unless otherwise determined by the Administrator with respect to an Offering under the Non-Section 423 Component, all base straight time gross earnings , exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions, expense reimbursements, fringe benefits and other compensation.

(h)    “Designated Entity” shall mean the Company or any Subsidiary, in each case, that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan, such designation to specify whether such participation is in the Section 423 Component or Non-Section 423 Component. For the avoidance of doubt, a Designated Entity that participates in the Section 423 Component will not participate in the Non-Section 423 Component. The Administrator may designate, or terminate the designation of, the Company or a Subsidiary as a Designated Entity in either the Section 423 Component or Non-Section 423 Component without the approval of the stockholders of the Company.

(i)    “Effective Date” shall mean the date the Plan is adopted by the Board.

(j)    “Eligible Employee” shall mean an Employee of a Designated Entity: (i) who does not, immediately after the Option is granted, own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, a Parent or a Subsidiary; (ii) whose customary employment is for more than ten (10) hours per week; and (iii) whose customary employment is for more than five (5) months in any calendar year. For purposes of clause (i), the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an Employee, and stock which an Employee may purchase under outstanding Options shall be treated as stock owned by the Employee. Notwithstanding the foregoing the Administrator may exclude from participation in the Section 423 Component of the Plan as an Eligible Employee any Employee who is a citizen or resident of a jurisdiction other than the United States (without regard to whether they are also a citizen of the United States or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) if either (A) the grant of the Option is prohibited under the laws of the jurisdiction governing such Employee, or (B) compliance with the laws of such jurisdiction would cause

2

the Section 423 Component, any Offering thereunder or the Option granted thereunder to violate the requirements of Section 423 of the Code; provided that any such exclusion shall be applied in an identical manner under each Offering to all Employees in such Offering, in accordance with Treasury Regulation Section 1.423‑2(e). Further notwithstanding the foregoing, with respect to the Non-Section 423 Component, sentences one through three hereof shall apply in determining who is an “Eligible Employee,” except (A) the Administrator may limit eligibility further within a Designated Entity so as to only designate some Employees of the Designated Entity as Eligible Employees, and (B) to the extent sentences one through three hereof are not consistent with applicable local laws, in which case applicable local laws shall control.

(k)    “Employee” shall mean any person who renders services to the Company or a Subsidiary in the status of an employee within the meaning of Code Section 3401(c). “Employee” shall not include any director of the Company or a Subsidiary who does not render services to the Company or a Subsidiary in the status of an employee within the meaning of Code Section 3401(c). For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by a Designated Entity and meeting the requirements of Treasury Regulation Section 1.421‑1(h)(2). Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day following such three (3)-month period.

(l)    “Enrollment Date” shall mean the first Trading Day of each Offering Period.

(m)    “Enrollment Deadline” shall have the meaning given to it in Section 4(a).

(n)    “Equity Restructuring” means a non-reciprocal transaction (i.e. a transaction in which the Company does not receive consideration or other resources in respect of the transaction approximately equal to and in exchange for the consideration or resources the Company is relinquishing in such transaction) between the Company and its stockholders, such as a stock split, spin-off, rights offering, nonrecurring stock dividend or recapitalization through a large, nonrecurring cash dividend, that affects the Common Stock (or other securities of the Company) or the stock price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding Options.

(o)    “Exercise Date” shall mean the last Trading Day of each Offering Period.

(p)    “Fair Market Value” shall mean, as of any date, the per share value of the Common Stock determined as follows:

(i)    If the Common Stock are listed on any established stock exchange or a national market system in the United States, Fair Market Value shall be the per share closing sales price for the Common Stock (or the per share closing bid, if no sales were reported) as quoted on such exchange or system for such date, or if no bids or sales were reported for such date, then the per share closing sales price (or the per share closing bid, if no sales were reported) on the trading date immediately prior to such date during which a bid or sale occurred, in each case, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)    If the Common Stock are not listed on any established stock exchange or a national market system in the United States but are listed on an established stock exchange or national market system in Canada or other jurisdiction, Fair Market Value shall be the per share closing sales price for the Common Stock (or the per share closing bid, if no sales were reported) as quoted on such exchange or system for such date, or if no bids or sales were reported for such date, then the per share closing sales price (or the per share closing bid, if no sales were reported) on the trading date immediately prior to such date during which a bid or sale occurred, in each case, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii)    If the Common Stock are regularly quoted by a recognized securities dealer but selling prices are not reported, Fair Market Value shall be the mean of the per share closing bid and asked prices for the Common Stock on such date, or if no per share closing bid and asked prices were reported for such date, the date immediately prior to such date during which closing bid and asked prices were quoted for the Common Stock, in each case, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iv)    In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

(q)    “Insider” means “reporting insider” as defined in National Instrument 55‑104‑Insider Reporting Requirements and Exemptions.

(r)    “Non-Section 423 Component” shall mean those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case, pursuant to which Options may be granted to non-U.S. Eligible Employees that need not satisfy the requirements for options granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.

(s)    “Offering” shall mean an offer under the Plan of an Option that may be exercised during an Offering Period as further described in Section 7. Unless otherwise specified by the Administrator, each Offering to the Eligible Employees of a Designated Entity shall be deemed a separate Offering, even if the dates and other terms of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423‑2(a)(1), the terms of each separate Offering under the Section 423 Component need not be identical, provided that the terms of the Section 423 Component and an Offering thereunder together satisfy U.S. Treasury Regulation Section 1.423‑2(a)(2) and (a)(3).

3

(t)    “Offering Period” shall mean such period of time commencing on such date(s) as determined by the Board or Committee, in its sole discretion, and with respect to which Options shall be granted to Participants. The duration and timing of Offering Periods may be established or changed by the Board or Committee at any time, in its sole discretion. Notwithstanding the foregoing, in no event may an Offering Period exceed twenty-seven (27) months.

(u)    “Option” means an option to purchase the Common Stock on an Exercise Date that is granted under the Plan.

(v)    “Parent” means any entity that is a parent corporation of the Company within the meaning of Section 424 of the Code and the Treasury Regulations thereunder.

(w)    “Participant” means an Eligible Employee who is granted an Option under this Plan.

(x)    “Plan” shall mean this Maxar Technologies Inc. Employee Stock Purchase Plan, including both the Section 423 Component and the Non-Section 423 Component and any other sub-plans or appendices hereto, as amended and/or restated from time to time.

(y)    “Purchase Price” shall mean the purchase price designated by the Administrator which (unless otherwise determined by the Administrator with respect to an Offering under the Non-Section 423 Component) shall not be less than 85% of the Fair Market Value of one share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided,  however, that, in the event no purchase price is designated by the Administrator for an Offering Period, the purchase price for such Offering Period shall be 85% of the Fair Market Value of one share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided,  further, that the Purchase Price may be adjusted by the Administrator pursuant to Section 18.

(z)    “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance issued after the Effective Date.

(aa)    “Section 423 Component” shall mean those Offerings under the Plan that are intended to meet the requirements set forth in Section 423(b) of the Code.

(bb)    “Subsidiary” shall mean any entity that is a subsidiary corporation of the Company within the meaning of Section 424 of the Code and the Treasury Regulations thereunder. In addition, with respect to the Non-Section 423 Component, Subsidiary shall include any corporate or noncorporate entity in which the Company has a direct or indirect equity interest or significant business relationship.

(cc)    “Trading Day” shall mean a day on which the New York Stock Exchange is open for trading.

3.    Eligibility.

(a)    Any Eligible Employee who shall be employed by a Designated Entity on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of Section 4 and, with respect to the Section 423 Component of the Plan, the limitations imposed by Section 423(b) of the Code.

(b)    Each person who, during the course of an Offering Period, first becomes an Eligible Employee subsequent to the Enrollment Date will be eligible to become a Participant in the Plan on the first Enrollment Date following the day on which such person becomes an Eligible Employee, subject to the requirements of Section 4 and, with respect to the Section 423 Component of the Plan, the limitations imposed by Section 423(b) of the Code.

(c)    No Eligible Employee shall be granted an Option under the Plan which permits such Eligible Employee rights to purchase Common Stock under the Plan, and to purchase stock under all other employee stock purchase plans of the Company, any Parent or any Subsidiary subject to the Section 423, to accrue at a rate which exceeds $25,000 of fair market value of such shares (determined at the time the Option is granted) for each calendar year in which the Option is outstanding at any time. For purpose of the limitation imposed by this subsection, the right to purchase Common Stock under an Option accrues when the Option (or any portion thereof) first becomes exercisable during the calendar year, the right to purchase Common Stock under an Option accrues at the rate provided in the Option, but in no case may such rate exceed $25,000 of fair market value of such Common Stock (determined at the time such Option is granted) for any one calendar year, and a right to purchase Common Stock which has accrued under an Option may not be carried over to any other Option. This limitation shall be applied in accordance with Section 423(b)(8) of the Code and the Treasury Regulations thereunder.

(d)    The number of shares of Common Stock issuable to Insiders of the Company at any time, and the number of shares of Common Stock issued to Insiders of the Company within any one year period, under this Plan or when combined with all of the Company’s other equity‑based compensation arrangements (as described under the applicable rules of the Toronto Stock Exchange (for so long as the Common Stock is listed and traded on the Toronto Stock Exchange)), shall not exceed 10% of the Company’s issued and outstanding shares of Common Stock as of any date of determination, respectively.

4.    Participation.

(a)    An Eligible Employee may become a Participant in the Plan by delivering to the Company a subscription agreement authorizing payroll deductions in a form acceptable to the Company five (5) days (or such shorter or longer period as may be determined by the Administrator, in its sole discretion) prior to the applicable Enrollment Date (the “Enrollment Deadline”).

4

(b)    Each person who first becomes an Eligible Employee subsequent to the Enrollment Date for any Offering Period, will be eligible to become a Participant in the Plan on the first Enrollment Date following the day on which such person becomes an Eligible Employee. Such person may become a Participant in the Plan by delivering a subscription agreement to the Company authorizing payroll deductions in a form acceptable to the Company no later than the Enrollment Deadline.

(c)    Except as provided in subsection (a), payroll deductions for a Participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 9 hereof.

(d)    During a leave of absence approved by the Company or a Subsidiary and meeting the requirements of Treasury Regulation Section 1.421‑1(h)(2), a Participant may continue to participate in the Plan by making cash payments to the Company on each pay day equal to the amount of the Participant’s payroll deductions under the Plan for the pay day immediately preceding the first day of such Participant’s leave of absence. If a leave of absence is unapproved or fails to meet the requirements of Treasury Regulation Section 1.421‑1(h)(2), the Participant will cease automatically to participate in the Plan. In such event, the Company will automatically cease the Participant’s payroll deductions under the Plan. The Company will pay to the Participant his or her total payroll deductions for the Offering Period, in cash in one lump sum (without interest), as soon as practicable after the Participant ceases to participate in the Plan.

(e)    A Participant’s completion of a subscription agreement will enroll such Participant in the Plan for each successive Offering Period on the terms contained herein and therein until the Participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Section 9 hereof or otherwise becomes ineligible to participate in the Plan.

(f)    Notwithstanding any other provisions of the Plan to the contrary, in non-U.S. jurisdictions where participation in the Plan through payroll deductions is prohibited or as deemed necessary or desirable by the Administrator, the Administrator may provide that an Eligible Employee may elect to participate through contributions to his or her account under the Plan in a form acceptable to the Administrator in lieu of or in addition to payroll deductions; provided, however, that, for any Offering under the Section 423 Component, the Administrator must determine that any alternative method of contribution is applied on an equal and uniform basis to all Eligible Employees in the Offering.

5.    Payroll Deductions.

(a)    At the time a Participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount from one percent (1%) to ten percent (10%) of the Compensation, up to a maximum of $25,000 in any Offering Period, which he or she receives on each pay day during the Offering Period.

(b)    All payroll deductions made for a Participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. Except as described in Section 5(a) hereof, a Participant may not make any additional payments into such account.

(c)    Following at least one (1) payroll deduction, a Participant may decrease (to as low as zero) the amount deducted from such Participant’s Compensation only once during an Offering Period upon ten (10) calendar days’ prior written notice to the Company. A Participant may not increase the amount deducted from such Participant’s Compensation during an Offering Period.

(d)    Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(c) hereof, the Company may decrease a Participant’s payroll deductions to zero percent (0%) at any time during an Offering Period.

(e)    At the time the Option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan are disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the Option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Participant.

6.    Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted an Option to purchase on the Exercise Date for such Offering Period (at the applicable Purchase Price) up to a number of Common Stock determined by dividing such Participant’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price; provided, however, that in no event shall a Participant be permitted to purchase during each Offering Period more than 12,500 shares of Common Stock (subject to any adjustment pursuant to Section 18); and provided, further, that such purchase shall be subject to the limitations set forth in Sections 3(c) and 12 hereof. The Administrator may, for future Offering Periods, increase or decrease, in its sole discretion, the maximum number of Common Stock a Participant may purchase during each Offering Period. Exercise of the Option shall occur as provided in Section 7 hereof, unless the Participant has withdrawn pursuant to Section 9 hereof or otherwise becomes ineligible to participate in the Plan. The Option shall expire on the last day of the Offering Period.

7.    Exercise of Option.

(a)    Unless a Participant withdraws from the Plan as provided in Section 9 hereof or otherwise becomes ineligible to participate in the Plan, such Participant’s Option to purchase Common Stock shall be exercised automatically on the Exercise Date, and

5

the maximum number of whole Common Stock subject to the Option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased; any payroll deductions accumulated in a Participant’s account which are not sufficient to purchase a full share shall be either retained in the Participant’s account for the subsequent Offering Period, or refunded to the Participant within sixty (60) days following the end of the applicable Offering Period, to be determined by the Administrator (in its sole discretion). During a Participant’s lifetime, a Participant’s Option to purchase shares hereunder is exercisable only by him or her.

(b)    Where a Participant’s payroll deductions are made in a currency other than U.S. dollars, such contributions will be converted into U.S. dollars on the Exercise Date using an exchange ratio determined by the Administrator in its discretion.

(c)    If the Administrator determines that, on a given Exercise Date, the number of shares with respect to which Options are to be exercised may exceed (i) the number of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company shall make a pro rata allocation of the Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising Options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect, or (y) provide that the Company shall make a pro rata allocation of the shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising Options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 19 hereof. The Company may make pro rata allocation of the shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant which has not been applied to the purchase of Common Stock shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Exercise Date, without any interest thereon.

8.    Deposit of Shares; Holding Period. As promptly as practicable after each Exercise Date on which a purchase of Common Stock occurs, but in no event later than sixty (60) days after the applicable Exercise Date, the Company may arrange for the deposit, into each Participant’s account with any broker designated by the Company to administer this Plan, of the number of Common Stock purchased upon exercise of Participant’s Option. The Administrator may provide that participants shall not sell, pledge, assign, hypothecate, transfer, or otherwise dispose of (collectively, “Transfer”) any Common Stock purchased under the Plan for a specified period of time following the Exercise Date; provided, however, that, if implemented, the Transfer restrictions shall not apply to any Transfer following the Participant’s termination of employment, including without limitation by will or pursuant to the laws of descent and distribution.

9.    Withdrawal.

(a)    A Participant may withdraw all but not less than all of the payroll deductions credited to Participant’s account and not yet used to exercise Participant’s Option under the Plan by giving written notice to the Company in the form prescribed by the Company for use under the Plan at least five business days prior to an Exercise Date or such other deadline as is determined by the Administrator. All of the Participant’s payroll deductions credited to the Participant’s account during the Offering Period shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal and such Participant’s Option for the Offering Period shall be automatically terminated (but in no event more than sixty (60) days thereafter), and no further payroll deductions for the purchase of Common Stock shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the Participant delivers to the Company a new subscription agreement.

(b)    A Participant’s withdrawal from an Offering Period shall not have any effect upon the Participant’s eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.

10.    Termination or Transfer of Employment. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, the Participant shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such Participant’s account during the Offering Period, up to the date of such termination of employment, shall be paid to such Participant or, in the case of the Participant’s death, to the person or persons entitled thereto under Section 14 hereof, as soon as reasonably practicable and such Participant’s Option for the Offering Period shall be automatically terminated. If a Participant transfers employment from any Designated Entity participating in the Section 423 Component to any Designated Entity participating in the Non-Section 423 Component, such transfer shall not be treated as a termination of employment, but he or she shall immediately cease to participate in the Section 423 Component; however, any Contributions made for the Offering Period in which such transfer occurs shall be transferred to the Non-Section 423 Component, and such Participant shall immediately join the then current Offering under the Non-Section 423 Component upon the same terms and conditions in effect for his or her participation in the Section 423 Component, except for such modifications otherwise applicable for Participants in such Offering. A Participant who transfers employment from any Designated Entity participating in the Non-Section 423 Component to the Company or any Designated Entity participating in the Section 423 Component shall not be treated as terminating his or her employment and shall remain a Participant in the Non-Section 423 Component until the earlier of (i) the end of the current Offering Period under the Non-Section 423 Component, or (ii) the Enrollment Date of the first Offering Period in which he or she is eligible to participate following such transfer. Notwithstanding the foregoing, the Administrator may establish different rules to govern transfers of employment between companies participating in the Section 423 Component and the Non-Section 423 Component, consistent with the applicable requirements of Section 423 of the Code.

11.    Interest. No interest shall accrue on the payroll deductions of a Participant in the Plan.

6

12.    Shares Subject to Plan.

(a)    Subject to adjustment upon changes in capitalization of the Company as provided in Section 18 hereof, the maximum number of Common Stock shall be available for sale under the Plan shall be 5,000,000 shares.

(b)    If any Option granted under the Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such Option shall again become available for issuance under the Plan. The Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

(c)    With respect to Common Stock subject to an Option granted under the Plan, a Participant shall not be deemed to be a stockholder of the Company, and the Participant shall not have any of the rights or privileges of a stockholder, until such Common Stock have been issued to the Participant or the Participant’s nominee following exercise of the Participant’s Option. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein.

13.    Administration.

(a)    The Plan shall be administered by the Board unless and until the Board delegates administration to a Committee as set forth below. The Board may delegate administration of the Plan to a Committee comprised of two or more members of the Board, each of whom is a “non-employee director” within the meaning of Rule 16b‑3 which has been adopted by the United States Securities and Exchange Commission under the United States Securities Exchange Act of 1934, as amended, and which is otherwise constituted to comply with applicable law, and the term “Committee” shall apply to any persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each member of the Committee shall serve for a term commencing on a date specified by the Board and continuing until the member dies or resigns or is removed from office by the Board. References in this Plan to the “Administrator” shall mean the Board unless administration is delegated to a Committee or subcommittee, in which case references in this Plan to the Administrator shall thereafter be to the Committee or subcommittee.

(b)    It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Administrator shall have the power to interpret the Plan and the terms of the Options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. Subject to Section 23, the Administrator shall have the discretion to include any restriction or limitation regarding Common Stock purchased pursuant to the Plan based on such factors as the Administrator, in its sole discretion, shall determine. The Administrator at its option may delegate its duties hereunder and may utilize the services of an agent to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan. For the avoidance of doubt, the Administrator shall have the exclusive authority to determine which Designated Entities shall participate in the Non-Section 423 Component and which shall participate in the Section 423 Component.

(c)    All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company. The Administrator may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Administrator, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Options, and all members of the Board shall be fully protected by the Company in respect to any such action, determination, or interpretation.

14.    Designation of Beneficiary.

(a)    Subject to applicable law, a Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the Option is exercised but prior to delivery to such Participant of such shares and cash. In addition, subject to applicable law, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the Option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b)    Subject to applicable law, such designation of beneficiary may be changed by the Participant at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15.    Transferability. Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an Option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14 hereof) by the Participant. Any such attempt at assignment,

7

transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 9 hereof.

16.    Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions, provided, that nothing in this Section 16 shall diminish the Company’s obligations pursuant to Section 7(a) hereof.

17.    Reports. Individual accounts shall be maintained for each Participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

18.    Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a)    Changes in Capitalization. In the event that any dividend or other distribution, reorganization, merger, consolidation, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs such that an adjustment is determined by the Administrator (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Administrator shall, in such manner as it may deem equitable, adjust the number and class of Common Stock which have been authorized for issuance under this Plan but have not yet been placed under Option, the number of shares subject to the Plan, the maximum number of shares each Participant may purchase each Offering Period (pursuant to Section 6), the number and class of Common Stock covered by each outstanding Option, the purchase price per share of Common Stock covered by each Option which has not yet been exercised.

(b)    Equity Restructuring. In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Section 18(a), the number and type of securities subject to each outstanding Option and the purchase price per share thereof, if applicable, will be equitably adjusted by the Administrator. The adjustments provided under this Section 18(b) shall be nondiscretionary and shall be final and binding on the affected Participants and the Company.

(c)    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 9 hereof.

(d)    Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding Option shall be assumed or an equivalent Option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, any Offering Period then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Administrator shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 9 hereof.

19.    Amendment or Termination.

(a)    Except as otherwise provided in Section 19(b) and subject to applicable law, regulation or stock exchange rule, the Administrator may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18 hereof, no such termination can affect Options previously granted, provided that an Offering Period may be terminated by the Board if the Board determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 18 and this Section 19 hereof, no amendment may make any change in any Option theretofore granted which adversely affects the rights of any Participant without the consent of such Participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision), with respect to the Section 423 Component, or any other applicable law, regulation or stock exchange rule, the Company shall obtain stockholder approval of any such amendment to the Plan in such a manner and to such a degree as required by Section 423 of the Code or such other law, regulation or rule.

(b)    Notwithstanding Section 19(a), the Board may not, except as provided in Section 18, take any of the following actions without approval of the Company’s stockholders: (i) increase the limit imposed in Section 12(a) on the maximum number of Shares which may be issued under the Plan, (ii) reduce the Purchase Price below 85% of the Fair Market Value of one share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower, or (iii) extend eligibility to participate in the Plan to non-Employees.

(c)    Without stockholder consent and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or

8

accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(d)    In the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)    altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(ii)    shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Administrator action; and

(iii)    allocating Common Stock.

Such modifications or amendments shall not require stockholder approval or the consent of any Participants unless such approval or consent is required by applicable law, regulation or stock exchange rule.

20.    Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.    Conditions To Issuance of Shares. The Company shall not be required to issue or deliver any certificate or certificates for Common Stock purchased upon the exercise of Options prior to fulfillment of all the following conditions:

(a)    The admission of such shares to listing on all stock exchanges, if any, on which is then listed; and

(b)    The completion of any registration or other qualification of such shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable; and

(c)    The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and

(d)    The payment to the Company of all amounts which it is required to withhold under federal, state or local law upon exercise of the Option; and

(e)    The lapse of such reasonable period of time following the exercise of the Option as the Administrator may from time to time establish for reasons of administrative convenience.

22.    Term of Plan; Approval by Stockholders. The Plan shall be effective on the Effective Date. The effectiveness of the Plan shall be subject to approval of the Plan by the stockholders of the Company within twelve months following the date the Plan is first approved by the Board. No right may be granted under the Plan prior to such stockholder approval. No rights may be granted under the Plan during any period of suspension of the Plan or after termination of the Plan.

23.    Equal Rights and Privileges. All Eligible Employees of the any Designated Entity granted Options pursuant to an Offering under the Section 423 Component will have equal rights and privileges so that the Section 423 Component of this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code or applicable Treasury regulations thereunder. Any provision of the Section 423 Component of this Plan that is inconsistent with Section 423 or applicable Treasury regulations will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 or applicable Treasury regulations. Eligible Employees participating in the Non-Section 423 Component of this Plan need not have the same rights and privileges as Eligible Employees participating in the Section 423 Component.

24.    No Employment Rights. Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company, a Parent or a Subsidiary or to affect the right of the Company, any Parent or any Subsidiary to (i) terminate the employment of any person (including any Eligible Employee or Participant) at any time, with or without cause, or (ii) terminate or amend the Plan or any Offering Period in accordance with Section 19 hereof, in each case, subject to applicable law.

25.    Notice of Disposition of Shares. Each Participant shall give prompt notice to the Company of any disposition or other transfer of any Common Stock purchased upon exercise of an Option granted pursuant to an Offering under the Section 423 Component of the Plan if such disposition or transfer is made: (a) within two (2) years from the Enrollment Date of the Offering Period in which the shares were purchased or (b) within one (1) year after the Exercise Date on which such shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

26.    Rules Particular To Specific Countries. Notwithstanding anything herein to the contrary, the terms and conditions of the Plan with respect to Participants who are tax residents of a particular country or who are foreign nationals or employed in non-U.S. jurisdictions may be subject to an addendum to the Plan in the form of an appendix or sub-plan (which appendix or sub-plan may be

9

designed to govern Offerings under the Section 423 Component or the Non-Section 423 Component, as determined by the Administrator). To the extent that the terms and conditions set forth in an appendix or sub-plan conflict with any provisions of the Plan, the provisions of the appendix or sub-plan shall govern. The adoption of any such appendix or sub-plan shall be pursuant to Section 13 above. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures, with respect to Participants who are who are foreign nationals or employed in non-U.S. jurisdictions, regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions, determination of beneficiary designation requirements, and handling of stock certificates. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423‑2(f), the terms of an Option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of Options granted under the Plan or the same Offering to Employees resident solely in the U.S. To the extent any appendix, sub-plan or changes thereto approved by the Administrator  are inconsistent with the requirements of Section 423 of the Code or would jeopardize the tax-qualified status of the Section 423 Component, the Designated Entities affected thereby shall be considered Designated Entities in a separate Offerings under the Non-Section 423 Component instead of the Section 423 Component.

27.    Governing Law. The validity and enforceability of this Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.

28.    Section 409A. The Section 423 Component of the Plan and the Options granted pursuant to Offerings thereunder are intended to be exempt from the application of Section 409A. Neither the Non-Section 423 Component nor any Option granted pursuant to an Offering thereunder is intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Section 409A. Notwithstanding any provision of the Plan to the contrary, if the Administrator determines that any Option granted under the Plan may be or become subject to Section 409A or that any provision of the Plan may cause an Option granted under the Plan to be or become subject to Section 409A, the Administrator may adopt such amendments to the Plan and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, either through compliance with the requirements of Section 409A or with an available exemption therefrom.

10